Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Wesbanco, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $2.0833 per share	Other	1,100,000	$26.99	$29,689,000	0.00014760	$4,382.10

Total Offering Amounts							$4,382.10

Total Fee Offsets							—

Net Fee Due							$4,382.10

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover an indeterminate number of shares of the common stock, par value $2.0833 per share (“Common Stock”) of Wesbanco, Inc., a West Virginia corporation, which may become issuable by reason of any stock split, stock dividend, recapitalization, or other similar transaction effected without consideration which results in the increase in the number of outstanding shares of Common Stock.

(2)

Estimated solely for purpose of calculating the registration fee. Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per unit and maximum aggregate offering price are based on the reported average of the high and low prices of Common Stock as reported on the Nasdaq Global Select Market on April 16, 2024.